March 31, 1999

Shareholders of
United Dominion Realty Trust, Inc.

Re:      1998 Stock Option Grant

The proxy statement for our 1998 Annual Meeting of Shareholders discloses the granting of stock options to officers in 1998 under the caption, "Ten year Options/SAR Repricings." While the news media has criticized the Company for "repricing" certain stock options, this characterization is not completely correct. We wanted to tell you what we did and why we did it.

In the second quarter of 1998, after losing three key executives, the Company employed KPMG-Peat Marwick to do a compensation study, with special emphasis on long-term incentive compensation. The Board asked the consultant to design a plan that would better bind officers to the Company while aligning their interests with those of the shareholders. Among the consultant's recommendations in furtherance of both of these goals was an annual grant of stock options to officers that would vest one-third in each of the years subsequent to the year of grant. The Compensation Committee of the Board of Directors adopted this and other recommendations for 1998. The extended vesting period and annual grant of stock have two key benefits for the Company. They better bind associates to the Company because if associates leave, they lose a significant number of unvested options. Also, with an annual grant, the average stock option exercise price reflects various market conditions. The Committee also adopted a shareholders' value plan, as recommended by the consultant, that is based on the performance of the Company, including the stock price, versus other apartment REITs.

In the fourth quarter of 1998, the Company asked the officers and other key associates to agree to have part of the options granted to them in 1997 cancelled so that these options would go back into the Company's stock option plan and be available for future annual grants. Effectively what the Company did was to cancel approximately 30% of the outstanding stock options, all of which would vest at the end of 1999. None of the vested options were changed. Canceling these options would be less dilutive to the shareholders in the long term than allowing these options to remain outstanding and granting additional stock options in 1998.


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The Board of  Directors  thought that it was critical for the Company to grant a target number of stock options at the end of 1998 because of the binding benefit. At its meeting in December, the Compensation Committee of the Board granted 1,137,665 stock options to 47 officers of the Company, vesting one-third per year at the end of 1999 through 2001. The option price of $10.875 was the closing stock price on the date of grant. On a fully converted basis, this grant of stock options for 1998 represented approximately 0.9% of the Company's common stock. The Company, on an annual basis, expects to grant similar numbers of stock options to the officers of the Company in future years. This percentage of the fully converted common stock, 0.9%, as an annual grant, is in line with
other  REITs  and  other  companies.   The  3,359,000  stock  options  currently
outstanding to directors and officers have an average exercise price of $12.89.

The Company has always been applauded for being a shareholder friendly company. We continue to be that kind of company. Eight of the Company's Board members have more than $1 million invested in our Company. The interests of the Board of Directors and officers are closely aligned with the shareholders, and the implementation of a revised long-term incentive compensation plan further aligns these interests.

Please feel free to contact our Shareholder Relations Department at (804) 780-2691 or by e-mail at ir@udrt.com with any questions that you might have.

Thank you.

Sincerely,

United Dominion Realty Trust, Inc.



John P. McCann
Chairman

JPM/dej